Exhibit 23.1

PricewaterhouseCoopers LLP Chartered Accountants PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver, British Columbia Canada V6C 3S7 Telephone +1 604 806 7000 Facsimile +1 604 806 7806

Consent of Independent Accountants

We hereby consent to the use in this Amendment No. 2 to Form F-1, Registration Statement, File No. 333-121527, for Peru Copper Inc. of our report dated February 25, 2004, except for notes 10 and 11 which are as of December 21, 2004 relating to the financial statements of Peru Copper Inc., as of December 31, 2003 and for the period from April 24, 2003 to December 31, 2003 which appear in such Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

Chartered Accountants

Vancouver, BC

March 22, 2005